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                                [LETTERHEAD]


                                   FOR IMMEDIATE RELEASE

                                   For More Information Contact:
                                   Jan E. Gaulding, CFO
                                   (214) 687-2000


                PRONET SIGNS DEFINITIVE AGREEMENT WITH MOTOROLA TO
                        PURCHASE NATIONWIDE LICENSE

DALLAS, TEXAS, APRIL 23, 1996 -- PRONET INC. (NASDAQ - PNET) today announced that it has signed a definitive agreement with Motorola Inc. for the transfer of Motorola's nationwide license (931.9125 MHz Radio Common Carrier ["RCC"] frequency) and for the sale of associated system equipment. The network currently includes approximately 400 base stations and sites in over 220 major U.S. cities. The Company intends to fund the purchase price through the Company's bank credit facility. The transaction, which is pending Federal Communications Commission approval, is expected to close mid-year 1996.

     EMBARC, a wholly owned subsidiary of Motorola Inc., intends to continue in the business of offering information services and content packaging to the wireless industry through wireless carriers. ProNet would be the first nationwide carrier to offer as a reseller the EMBARC services, such as ESPNET to GoTM and CNBC Market PageTM, integrated with traditional paging services.

     Jackie Kimzey, ProNet Chairman and Chief Executive Officer, stated, "The nationwide frequency fits well with our strategic plan by allowing us to further strengthen our presence in our five current regions and expand into new markets. It also sets the stage for ProNet's participation in strategic marketing alliances."

     ProNet, based in Dallas, Texas, provides wireless communications services through its paging and security operations to over a million subscribers in five distinct regions of the United States.

     Motorola is one of the world's leading providers of wireless communications, semiconductors, and advanced electronic systems, components, and services. Major equipment businesses include cellular telephone, two-way radio, paging and data communications, personal communications, automotive, defense and space electronics and computers. Motorola semiconductors power communication devices, computers and millions of other products.

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     Matters discussed in this press release contain forward looking statements that involve risks and uncertainties, including the timely development, release and acceptance of new products and alliances, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 1995.

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